CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form N-14 (the “Registration Statement”) of our report dated May 16, 2017, relating to the financial statements and financial highlights of Fidelity Inflation-Protected Bond Fund, a fund of Fidelity Salem Street Trust, appearing in the Annual Report on Form N-CSR of Fidelity Salem Street Trust for the year ended March 31, 2017, and to the references to us under the headings “Additional Information About the Funds”, “Experts”, and “Representations and Warranties of the Acquired Fund” in the Proxy Statement and Prospectus , which is part of the Registration Statement and “Financial Highlights” in the Prospectus dated May 30, 2017, and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated May 30, 2017, which are also incorporated by reference into such Registration Statement.

Boston, Massachusetts

May 18, 2018